Wednesday, June 3, 2009, 10:10am CDT  |  Modified: Wednesday, June 3, 2009, 10:24am

EnerJex hires investment banker to explore ‘strategic initiatives’

Kansas City Business Journal

EnerJex Resources Inc. has hired investment bank C.K. Cooper & Co. to explore a variety of initiatives, including debt restructuring, joint ventures, a merger and an outright sale of the company, CEO Steve Cochennet said Wednesday.

Overland Park-based EnerJex (OTCBB: ENRJ) is an oil and natural gas acquisition, exploration and development company founded in December 2005. It has 24 employees.

Cochennet said that the company has “started dialogue with a number of different entities on a number of different fronts” but that it’s too early to detail them.

The company attempted a $25 million stock offering late last year that failed.

“What we’re trying to do now is to try to find other ways to move forward with the strategy,” he said. “It’s still hard to raise capital in the public markets.”

EnerJex’s operations focus on the midcontinent region of the United States. It buys oil and natural gas assets that have existing production and cash flow. Its current production is about 270 gross barrels a day.